Exhibit 10.14

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is made and entered into as of May 4, 2012 by and between Northern Tier Energy LLC, a Delaware limited liability company, with a principal address at 38C Grove Street, Suite 100, Ridgefield, CT 06877, (“NTE”) and Marathon Petroleum Company LP, a Delaware limited partnership, with a principal address at 539 South Main Street Findlay, Ohio 45840 (“MPC”) (each, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to a Formation Agreement1, dated October 6, 2010, MPC and an Affiliate of NTE agreed to a enter into a series of transactions, which transactions closed on December 1, 2010;

WHEREAS, Section 2.8 of the Formation Agreement establishes two separate Margin Support Periods and provides that MPC is required to make a Margin Support Payment to NTE, under certain circumstances;

WHEREAS, by letter dated January 6, 2012, NTE submitted to MPC a Margin Support Statement requesting a Margin Support Payment for the First Margin Support Period;

WHEREAS, by letter dated February 20, 2012, MPC submitted to Northern Tier Investors LLC (“NTI”) and NTE, MPC’s Disagreement Notice which disputed NTE’s claimed amount of the Margin Support owed by MPC to NTE for the First Margin Support Period (the “Margin Support Dispute”);

WHEREAS, by letter dated March 30, 2012, MPC sent NTI and NTE a Dispute Notice with respect to NTE’s refusal to pay a January 17, 2012 invoice for vacation pay that MPC contends it is owed by NTE pursuant to the Master Services Agreement entered into by and between NTE and MPC in connection with the Formation Agreement (the “Vacation Pay Invoice Dispute”);

[1]	Terms not defined herein shall have the meaning set forth in Appendix A to the Formation Agreement.

WHEREAS, in connection with the Formation Agreement, NTE and MPC entered into an Earnout Agreement that requires NTE to make certain payments to MPC (the “Earnout Payments”);

WHEREAS, NTE has commenced the process to make an underwritten initial public offering of the common stock or other equity of NTE (or an affiliated entity formed or designated for the purpose of conducting such offering) (the “IPO”);

WHEREAS, the Parties wish to (i) resolve their dispute concerning the Margin Support Dispute, (ii) resolve their dispute concerning the Vacation Pay Invoice Dispute; (iii) terminate any further obligation of MPC to make any Margin Support Payments to NTE under the Formation Agreement and (iv) terminate the Earnout Agreement and terminate any obligation of NTE to make any Earnout Payments to MPC;

WHEREAS, under the Amended and Restated Limited Liability Company Agreement of Northern Tier Holdings LLC, dated December 1, 2010 (the “NTH LLC Agreement”) MPC has Preferred Membership Interests in Northern Tier Holdings LLC (the “Current Preferred Membership Interests”) with rights as specified in the NTH LLC Agreement;

NOW THEREFORE, in consideration of the mutual terms and conditions contained herein, and those referenced in the above recitals, which are expressly incorporated into and made an integral part of this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Payment of the Cash Settlement Amount. Contingent upon the completion of the IPO pursuant to a registration statement filed with the Securities and Exchange Commission (the “IPO Process”); NTE agrees to pay or cause to be paid by an affiliate of NTE to MPC the sum of forty million dollars ($40,000,000) (the “Cash Settlement Amount”) out of the proceeds from the IPO. Such payment will be in addition to the payment to MPC out of proceeds from the IPO of the cash amount equal to the value of MPC’s Current Preferred Membership Interests plus the accrued but unpaid “payment-in-kind” value attributable to such Current Preferred Membership Interests (as calculated in accordance with the NTH LLC Agreement.

2.	Issuance of New Preferred Security. Contingent upon and in connection with the completion of the IPO Process and the payments to MPC described in Section 1 above, NTE will cause a preferred security to be issued to MPC that will have the characteristics set forth in the Term Sheet attached as Exhibit A (the “Preferred Security”).

3.	Release by MPC. Contingent upon and in consideration of the payment of the Cash Settlement Amount to MPC and the issuance of the Preferred Security to MPC and other good and valuable consideration, MPC, on behalf of itself and its partners, subsidiaries, divisions, parent companies, successor companies, predecessor companies, affiliates and directors (collectively, the “MPC Releasors”) shall release and forever discharge NTE as well as its members, subsidiaries, divisions, parent companies, successor companies, predecessor companies, affiliates, present and former officers, directors, employees, shareholders, investors, agents, attorneys, and assigns (collectively, the “NTE Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, that the MPC Releasors have or may have against the NTE Releasees arising out of or relating to the Margin Support Dispute, the Vacation Pay Invoice Dispute, any Margin Support Payment, the Earnout Agreement and any Earnout Payments.

4.	Release by NTE. Contingent upon and in consideration of the Release granted by MPC to NTE in Section 3 above and other good and valuable consideration, NTE, on behalf of itself and its members, subsidiaries, divisions, parent companies, successor companies, predecessor companies, affiliates and directors (collectively, the “NTE Releasors”) shall release and forever discharge MPC as well as its partners, subsidiaries, divisions, parent companies, successor companies, predecessor companies, affiliates, present and former officers, directors, employees, shareholders, investors, agents, attorneys, and assigns (collectively, the “MPC Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, that the Releasors have or may have against the Releasees arising out of or relating to the Margin Support Dispute, the Vacation Pay Invoice Dispute; any Margin Support Payment, the Earnout Agreement and any Earnout Payments.

5.	No Admission. It is understood that this Agreement is intended for the purpose of avoiding arbitration or litigation and resolving future obligations owed by the Parties to one another, and that it is not to be construed as an admission of liability or wrongdoing by either Party.

6.	Delay. In the event that the IPO has not been completed by December 31, 2012, either Party, in its sole discretion, may declare this Settlement Agreement null and void by providing written notice to the other Party in accordance with Section 11.7 of the Formation Agreement (a “Declaration”). In the event the IPO has not been completed by December 31, 2012 and either Party makes a Declaration, this Settlement Agreement, including the releases by MPC and NTE (and their affiliated entities), will be deemed null and void, and all parties will have all rights that they would have had as of the date of the this Settlement Agreement with respect to the Margin Support Dispute, the Vacation Pay Dispute, the Earnout Payments, and any other matters covered by this Settlement Agreement. Any statute of limitations, time limits or other deadlines applicable to disputes between the parties covered by this Settlement Agreement will be treated as though they were tolled from the date of this Settlement Agreement through the date of a Declaration.

7.	No Duress. Each Party acknowledges that neither the other Party nor anyone connected with the other Party has made any representation to induce the execution of this Settlement Agreement, other than the express promises contained in this written instrument, and that this Settlement Agreement has been entered into freely and without duress.

8.	Severability. If any provision of this Agreement is held to be invalid, unlawful or incapable of being enforced by reason of rule of law or public policy, all other provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

9.	Counterparts, Execution. This Agreement may be executed in counterparts, and facsimile signatures and signatures sent by email in the form of a .pdf file may be deemed originals. All fully executed copies shall be considered duplicate originals, equally admissible in evidence.

10.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of each Party.

11.	Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the document to be drafted. Each Party warrants that it has been represented and advised by counsel in connection with the negotiation, preparation, and execution of this Agreement and all matters covered by it.

12.	Choice of Law. This Agreement shall in all respects be interpreted according to the substantive laws of the State of New York, without regard to its choice of law rules.

13.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties, and supersedes any and all prior representations, understandings and agreements, whether written or verbal, concerning the subject matter of this Agreement.

14.	Amendments. This Agreement cannot be changed orally. Any amendments to this Agreement must be made in a writing that expressly references this Agreement and that is signed by both Parties.

[signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized agents as of the day and year first above written.

NORTHERN TIER ENERGY LLC		MARATHON PETROLEUM COMPANY LP

		By:	MPC Investment LLC, its general partner

By:	/s/ Mario E. Rodriguez	By:	/s/ G.R. Heminger
	(signature)		(signature)
Title:	Chief Executive Officer	Title:	President & CEO
Print Name: Mario E. Rodriguez		Print Name: G.R. Heminger

EXHIBIT A

TERM SHEET

This Term Sheet sets forth the principal terms and conditions upon which Northern Tier Holdings, LLC (the “NTH”) will (i) make or cause an affiliate to make a cash payment and (ii) issue preferred interests each to Marathon Petroleum Company LP (“MPC”) pursuant to the terms of a Settlement Agreement and Release by and among Northern Tier Energy LLC (“NTE”) and MPC.

Cash Payment and Security Issuance	On the Closing Date, as defined below, NTH will: (i) pay to MPC the amount of the Current Preferred Membership Interests plus accrued but unpaid distributions; (ii) either pay or cause an affiliate to pay $40,000,000 to MPC; and (iii) issue preferred interests of NTH with a face value of $45 million to MPC (the “Preferred Interests”).

Financial Terms of Preferred Interests

• Quarterly Distributions	MPC will be entitled to receive distributions on the Preferred Interests in an amount equal to 8% per annum of the face value of such interests. Such distributions shall be paid quarterly (2% every three months), in cash, except as set forth in the following sentence. At the option of NTH, any quarterly distribution owing on such interests may be paid in additional Preferred Interests in an amount equal to 9% per annum of the face value of the Preferred Interests (2.25% every three months).

• Conversion of Preferred Interests	At the option of MPC, the Preferred Interests may be converted into common interests of NTH if and when the Sponsors or any Affiliate of the Sponsors collectively own, directly or indirectly, less than 50% of the outstanding common interests of (i) NTH or (ii) of the publicly traded subsidiary of NTH (a “Change in Control”). The number of common interests of NTH received upon such conversion will be equal to (i) the face value of the Preferred Interests prior to conversion plus any accumulated and unpaid distributions thereon, divided by (ii) the volume weighted-average trading price of the common interests of NTH’s publicly-traded subsidiary during the ten-trading day period immediately prior to the date such conversion right is triggered.

• NTH Call Right	NTH may purchase or cause to be purchased from time-to-time, in cash, all or any portion of the outstanding Preferred Interests by providing prior written notice to MPC specifying the face value of the Preferred Interests to he purchased at such time. The purchase price for the Preferred Interests will equal the face value of the outstanding Preferred Interests plus any accrued but unpaid distributions thereon at such time; provided, however that NTH shall first pay in cash all accrued but unpaid distributions prior to purchase of any of the original or remaining principle value of the Preferred Interests.

• Redemption	NTH shall redeem the Preferred Interests and any accrued but unpaid distributions in the event of a Change in Control (unless MPC sells its Preferred Interests or exercises the conversion rights described above) or upon the sale of the Refinery.

• Maturity Date	The Preferred Interests will not have a maturity date.

Governance and Other Terms of Preferred Interests

• Board Representation	The holder of the Preferred Interests will not be entitled to representation on NTH’s board or any of its affiliates.

• Preferred Interest Voting Rights	The holder of the Preferred Interests will not have voting rights except with respect to (i) adverse changes to the terms of the Preferred Interests; and (ii) the issuance of new equity securities of NTH that would be senior to or on a parity with the Preferred Interests in any liquidation of NTH.

• Transferability	MPC may sell the Preferred Interests to third parties without the written consent of NTH; provided, however, that NTH will be offered a first right of refusal to purchase such Preferred Interests on the same terms and conditions and provided further that the Preferred Interests may be transferred without such a right of first refusal following a Change of Control. In no event, however, may the Preferred Interests be transferred to a competitor of NTH or its affiliates.

Related Matters

• Amendment to Existing LLC Agreement	NTH’s organizational documents will be amended and restated effective as of the consummation of the initial public offering of NTH’s subsidiary to reflect the terms and conditions noted herein.

• Conditions to Closing	Conditions to the closing of the transactions contemplated hereby include, without limitation, the (i) negotiation, execution and delivery of documents acceptable to the parties, including the Settlement Agreement and Release and restated organizational documents of NTH, and (ii) the closing of the initial public offering of a subsidiary of NTH as currently contemplated by NTH and the receipt of proceeds therefrom. The “Closing Date” will be the date on which the conditions to closing set forth herein and in the definitive documentation are satisfied or waived.